Exhibit 99

Press Release

UNITED HERITAGE CORPORATION ANNOUNCES
BLACKWOOD VENTURES LLC ACQUIRES MAJOR STAKE FOR $5.017 MILLION

Blackwood Becomes the Company’s Largest Shareholder

Blackwood to Actively Manage Holding

New York, NY, October 2, 2007, United Heritage Corporation (NASDAQ: UHCP), a public company involved in the development of heavy oil assets, announced today that on September 26, 2007, Blackwood Ventures LLC (BVL), a limited liability company organized in the State of Delaware with Blackwood Capital Limited as its Managing Member, acquired all of the securities in United Heritage Corporation belonging to Walter G. Mize, which represents a majority of the Company’s outstanding voting power. Mr. Mize, who prior to this transaction was the Company’s largest shareholder and a member of the board of directors, currently plans to continue as a director of the Company.

Andrew Taylor-Kimmins, a principal of Blackwood Capital Limited, stated, "We have acquired the shares as an investment which we intend to actively manage. United Heritage Corporation has four leases covering 10,500 acres in the Wardlaw Field located in Edwards County, Texas. We believe that this acreage possesses immense potential and it is important to note that there has already been oil production from the field. We expect to complete a pilot project on this acreage during the first quarter of 2008.”

In exchange for $5.017 million, BVL has secured 3,759,999 shares of Common Stock in United Heritage Corporation, a warrant to subscribe for 953,000 shares of Common Stock at $3.15 per share, a warrant to subscribe for 1,000,000 shares of Common Stock at $3.36 per share, and a third warrant to subscribe for 953,000 shares of Common Stock at $3.75 per share.

Until recently, UHCP was a southwest-focused, onshore oil and gas acquisition, development and exploration company headquartered in Midland, Texas. It has since streamlined its business to focus solely on the development of on-shore heavy oil assets, which UHCP believes offer greater upside potential at far less cost than its previous strategy. A substantial portion of world-wide heavy oil reserves are located in the US and Canada and are far less susceptible to political instability. The current high price environment also makes these projects more attractive than in the past.

Earlier engineering estimates suggest that there is a potential of 168,000,000 barrels of oil in place on the Wardlaw property. In addition, there exists the possibility of deep natural gas reserves. BVL believes that ultimate oil recoveries applying the production strategies under development may potentially be in the 40-70% range, with 20-30% estimated during the initial production phase.

Taylor-Kimmins concluded, “After a year of investigation, we believe we are investing in a project that will provide substantial economic returns to the shareholders of United Heritage Corporation over the course of the next several years. As we develop this asset, UHCP will continue to evaluate other oil projects, heavy and light, sweet and sour.”

Private Securities Litigation Reform Act Safe Harbor Statement:
The matters discussed in this release contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended that involve risks and uncertainties. All statements other than statements of historical information provided herein, including the statements relating to the number of potential barrels of oil in place on the Company’s property and our ability to recover the oil, are forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those that we may anticipate include the dependence upon financing, the rules of regulatory authorities In the oil and gas industry, our ability to develop the Company’s property in a cost-effective manner and the volatility of oil and gas prices Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis, judgment, belief or expectation only as of the date hereof.